Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Genomic Health, Inc. Employee Stock Purchase Plan, of our reports dated March 11, 2011, with respect to the consolidated financial statements and schedule of Genomic Health, Inc. and the effectiveness of internal control over financial reporting of Genomic Health, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Redwood City, CA
November 8, 2011